Exhibit 15.2

[LETTERHEAD OF KPMG AUDIT]

TOTAL S.A.

Registered office: 2, place de la Coupole – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 17, 2005, except for Note 3 which is as of April 18, 2005 with respect to the consolidated balance sheets of TOTAL S.A. (“TOTAL”) and its subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 20-F of TOTAL and refers to the Company’s adoption in 2003 of the Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations”, in the following registration statements, and to all references to our firm in the December 31, 2004 annual report on Form 20-F of TOTAL:

(i)	The Registration Statement on Form S-8 (File no. 333-13214) of TOTAL (then TotalFinaElf S.A.), filed with the SEC on February 28, 2001;

(ii)	The Registration Statement on Form S-8 (File no. 333-103815) of TOTAL (then TotalFinaElf S.A.), filed with the SEC on March 14, 2003;

(iii)	The Pre-Effective Amendment No. 3 to the Registration Statement on Form F-3 (File no. 333-104463 and no. 333-104463-01) of TOTAL and Total Capital, filed with the SEC on September 24, 2003; and

(iv)	The Registration Statement on Form S-8 (File no. 333-113747) of TOTAL, filed with the SEC on March 19, 2004, as amended on April 8, 2004.

/s/ KPMG Audit
KPMG Audit A division of KPMG S.A.

Paris La Défense,
April 18, 2005